Exhibit 5.1

SIDLEY AUSTIN LLP 787 SEVENTH AVENUE NEW YORK, NY 10019 +1 212 839 5300 +1 212 839 5599 FAX AMERICA ● ASIA PACIFIC ● EUROPE

April 29, 2024
Core Scientific, Inc.
838 Walker Road, Suite 21-2105
Dover, DE 19904

Re:	10,795,751 Shares of Common Stock, $0.00001 par value per share
Ladies and Gentlemen:
We refer to the Registration Statement on Form S-1, File No. 333-2788676, filed by Core Scientific, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), as amended by Amendment No. 1 being filed with the SEC on the date hereof (the “Registration Statement”). The Registration Statement relates to the registration under the Securities Act of the resale of up to 10,795,751 shares of common stock, $0.00001 par value per share of the Company that may be offered and sold by the selling stockholders named in the Registration Statement (the “Shares”).
This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.
We have examined the Registration Statement, the Company’s certificate of incorporation and the resolutions adopted by the board of directors of the Company relating to the Registration Statement and the issuance of the Shares by the Company. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the Company and other corporate documents and instruments, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company.
Based on the foregoing, we are of the opinion that the Shares are validly issued, fully paid and non-assessable.
This opinion letter is limited to the General Corporation Law of the State of Delaware. We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

Core Scientific, Inc.
April 29, 2024

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to all references to our Firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sidley Austin LLP